Exhibit 99.1

News Release

For Further Information

Investor Relations: Scott Dudley, 816.854.4505, scott.dudley@hrblock.com

Media Relations:	Nancy Mays, 816.854.4537, nmays@hrblock.com

H&R Block Closes Sale of Option One Mortgage Servicing Business to Affiliate of WL Ross & Co. LLC.

•	Aggregate servicing debt of more than $980 million repaid in full
•	Net cash proceeds of more than $230 million
•	Company’s short-term bank credit lines repaid in full
•	Transaction not expected to result in significant gain or loss in reported financial results
For Immediate Release May 1, 2008

KANSAS CITY, Mo. – H&R Block Inc. (NYSE: HRB) today announced that it closed the sale of the mortgage loan servicing business of its Option One Mortgage Corporation (“OOMC”) subsidiary effective April 30, 2008. As previously announced, the purchaser was American Home Mortgage Servicing, Inc. (“American Home”), an affiliate of WL Ross & Co. LLC. Proceeds of the transaction at closing were approximately $1.3 billion.

“The closing of the Option One sale is a significant milestone in the transformation and refocusing of H&R Block,” said Richard C. Breeden, H&R Block’s Chairman. “We are pleased to safely transfer the servicing responsibilities of Option One into the hands of a respected and responsible purchaser. More importantly, we delivered on the promise we made to shareholders to change the future course of our company. Today’s transaction reduces risks and distractions from doing what we do best, which is serving the tax preparation needs of tens of millions of clients.”

At closing, the Company utilized the proceeds in part to repay more than

$980 million on its servicing advance facility, representing the entire outstanding balance of this facility. After repayment of servicing advances, the Company realized net cash proceeds of slightly more than $230 million, and also retained a receivable relating to certain servicing assets of approximately $100 million. The Company anticipates that it will realize approximately $57 million of this receivable over the next 60 days, with the balance representing a long-term receivable. As previously

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H&R Block Closes Sale of Option One Servicing Business/page 2 announced, the Company does not believe that the transaction will result in a significant increase or decrease in reported income, although the impact of the transaction on reported income will not be known definitively until the completion of all post-closing adjustments.

In addition, the Company also announced that it completed repayment of the entire outstanding balance under its revolving committed line of credit (“CLOC”) from a syndicate of lending banks. With the repayment of the entire outstanding balance of both its servicing advance facility and its CLOC, the Company’s outstanding short-term indebtedness has been reduced to zero.

H&R Block’s financial advisor in connection with the transaction was Lazard and legal advisors included the law firms of Jones Day and Manatt, Phelps & Phillips.

Forward Looking Statements

This announcement may contain forward-looking statements, which are any statements that are not historical facts. These forward-looking statements are based upon the current expectations of the company and there can be no assurance that such expectations will prove to be correct. Because forward-looking statements involve risks and uncertainties and speak only as of the date on which they are made, the company’s actual results could differ materially from these statements. These risks and uncertainties relate to, among other things, uncertainties in the subprime mortgage industry and its impact on any operations of Option One Mortgage Corporation that continue to be operated by H&R Block; potential litigation and other contingent liabilities arising from Option One Mortgage Corporation’s historical and ongoing operations; uncertainties pertaining to the commercial debt market; competitive factors; regulatory capital requirements; the company’s effective income tax rate; litigation; uncertainties associated with engaging a new auditor; and changes in market, economic, political or regulatory conditions. Information concerning these risks and uncertainties is contained in Item 1A of the company’s 2007 annual report on Form 10-K and in other filings by the company with the Securities and Exchange Commission.

About H&R Block

H&R Block Inc. (NYSE: HRB) is the world’s preeminent tax services provider, having served more than 400 million clients since 1955 and generating annual revenues of $4 billion in fiscal year 2007.  H&R Block provides income tax return preparation and related services and products via a nationwide network of approximately 13,000 company-owned and franchised offices and through TaxCut® online and software solutions. The company also provides business services through RSM McGladrey and certain consumer financial services. For more information visit our Online Press Center at www.hrblock.com.

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